UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2014

NATIONAL BANK HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35654	27-0563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 East Orchard Road, Suite 300, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

720-529-3336
(Registrant’s telephone, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    . Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 21, 2014, Lawrence K. Fish, a director of National Bank Holdings Corporation (the “Company” or “NBHC”), notified the Company of his decision to retire from the Company’s Board of Directors at the end of his current term and to not to stand for re-election at the Company’s 2015 Annual Meeting of Shareholders, which is expected to be held in May 2015. Mr. Fish’s decision to retire and not stand for re-election was not the result of any disagreement with the Company or its management.
Tim Laney, the Company’s Chairman, CEO & President, stated, “On behalf of the Board of Directors and management, I thank Larry for his dedication and contributions to our company. As a founding member of NBHC, Larry has been instrumental in helping set the strategic direction for our company and establishing a strong foundation on which to build.”
Mr. Fish has served as a director of the Company since early 2010. Mr. Fish will continue to serve as a director through the Company’s 2015 Annual Meeting of Shareholders.
Mr. Fish stated, “I have been very pleased with the progress demonstrated by NBHC since its beginning and retire with great confidence in the strategic direction of the company.”

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bank Holdings Corporation

By:	/s/ Zsolt K. Besskó
Name: Zsolt K. Besskó Title: Chief Administrative Officer & General Counsel
Date: November 26, 2014